Exhibit 99.1

CONTACT:
Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Treasurer & Director, Investor Relations
+1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

FOR IMMEDIATE RELEASE

Wind River Reports Fourth Quarter Revenues of $55.6 Million

and Fourth Quarter GAAP EPS of $0.02

■	Q4 Revenues: $55.6 million, 12% increase quarter over quarter

■	Deferred Revenue: $39.1 million, $5.4 million increase quarter over quarter

■	Q4 Cash Flow from operations, excluding restructuring-related payments: positive $7.1 million

■	Q4 GAAP Earnings Per Share: $0.02

ALAMEDA, Calif., February 23, 2004—Wind River Systems, Inc. (Nasdaq: WIND), the worldwide market leader in device software optimization, today announced results for the fourth quarter ended January 31, 2004.

Total revenues for the fourth quarter of fiscal 2004 were $55.6 million, a 12% increase over revenues of $49.6 million in the third quarter of fiscal 2004. Net income for the fourth quarter of fiscal 2004 was $1.4 million.

Management guidance provided on November 18, 2003, had projected total revenues for the fourth quarter of fiscal 2004 to be in the range of $50 million to $53 million, and a generally accepted accounting principles (GAAP) net loss per share of $0.04 to $0.08, and a non-GAAP net loss per share of $0.02 to $0.06.

Q4 Fiscal Year 2004 GAAP Results

GAAP net income for the fourth quarter of fiscal 2004 was $1.4 million, compared to a net loss of $6.9 million for the third quarter of fiscal 2004 and a net loss of $37.5 million for the fourth quarter of fiscal 2003. GAAP net income per share was $0.02 for the fourth quarter of fiscal 2004, compared to a net loss per share of $0.09 for the third quarter of fiscal 2004 and a net loss per share of $0.47 for the fourth quarter of fiscal 2003.

Q4 Fiscal Year 2004 Non-GAAP Results

Non-GAAP net income for the fourth quarter of fiscal 2004 was $3.7 million, compared to a net loss of $4.1 million for the third quarter of fiscal 2004 and a net loss of $3.2 million for the fourth quarter of fiscal 2003. Non-GAAP net income per share was $0.04 (diluted) for the fourth quarter of fiscal 2004, compared to a net loss per share of $0.05 for the third quarter of fiscal 2004 and a net loss per share of $0.04 for the fourth quarter of fiscal 2003.

“Wind River is at a pivotal point in its history,” said Ken Klein, president, chief executive officer and chairman. “It is gratifying to see that our business model is working and to see strong adoption of our subscription business. Other factors that contributed to our success in the quarter were a healthier economy, introduction of new products, a seasonally strong quarter and better execution. This quarter was a good start, but we have much yet to accomplish.”

Wind River Reports Q4 FY04 Revenues of $55.6 million

Wind River provides non-GAAP net income and loss per share data as an alternative for understanding the company’s operating results. Non-GAAP data is not in accordance with, or an alternative for, GAAP and may be materially different from non-GAAP measures used by other companies. Non-GAAP net income and loss for the three and twelve-month periods ended January 31, 2004 and 2003 was computed by adjusting GAAP net income and loss to exclude amortization and impairment of purchased intangibles, settlement of swap liability, litigation costs, acquisition-related costs, gains and losses on investments and technology, restructuring and other costs, stock compensation and for the three and twelve-month periods ended January 31, 2003 assuming that a tax benefit from losses will be realized. Wind River provides a reconciliation of its GAAP and non-GAAP net income and loss for the three and twelve-month periods ended January 31, 2004 and 2003 on page five of this release.

Q4 Fiscal Year 2004 Highlights

■	Increased net deferred revenue by $5.4 million quarter over quarter—deferred revenue balance of $39.1 million at the end of the fourth quarter fiscal year 2004

■	Ended the fourth quarter fiscal year 2004 with cash and cash equivalents and total investments, including restricted cash, of $260.8 million as compared to $252.9 million at the end of the third quarter fiscal year 2004

■	Introduced next generation Wind River® Platforms

■	Introduced Safe & Secure Program that targets Wind River’s aerospace, defense and industrial markets

■	Extended Professional Services to support Linux

■	Joined strategic industry organizations including Eclipse Consortium, Open Source Development Lab and Consumer Electronics Linux Forum

Full-Year Fiscal Year 2004 Results

Revenues for fiscal year 2004 were $204.1 million, an 18% decrease from $249.1 million in fiscal year 2003. On a GAAP basis, net loss for fiscal year 2004 was $25.5 million, or a net loss per share of $0.32, compared to net loss of $106.9 million, or a net loss per share of $1.35 for fiscal year 2003.

Non-GAAP net loss for fiscal year 2004 was $13.9 million, compared to non-GAAP net loss of $28.2 million in fiscal year 2003, or a net loss per share of $0.17 in fiscal year 2004, compared with a net loss per share of $0.36 in fiscal year 2003.

“We were successful in reaching our goal of returning to positive cash flow from operations for the quarter and for the year,” said Mike Zellner, senior vice president, finance & administration and chief financial officer. “Excluding restructuring-related activities, cash flow from operations was positive $10.7 million for the year. We are committed to continue improving positive cash flow from operations through growing our top-line and controlling costs.”

Today, Wind River also introduced several strategic extensions to Wind River Platforms:

■	Wind River Extends its Leadership in Device Software Optimization

■	Red Hat and Wind River Partner to Develop Linux Based Solution for Device Software Optimization

■	Wind River Announces VxWorks® 6.0

■	Wind River Introduces Wind Power IDE 2

■	Wind River Expands Subscription-based Enterprise Licensing Model to Include Production Free Option

Wind River Reports Q4 FY04 Revenues of $55.6 million

Corporate Governance and Management Changes

In February, Wind River announced the addition of two software industry veterans to its board of directors—Mr. Harvey C. Jones and Mr. Standish H. O’Grady. In addition, on September 19, 2003, Mr. James Bagley resigned from the board. With the addition of Mr. Jones and Mr. O’Grady and the resignation of Mr. Bagley, Wind River’s board currently has eight members. The other members of the board are Ken Klein, John Bolger, Bill Elmore, Jerry Fiddler, Dr. Naren Gupta and Grant Inman.

During the fourth quarter, the company also made the following additions and changes to its executive management team:

■	John Bruggeman joined the company as vice president, worldwide marketing

■	David Fraser was promoted to chief marketing officer

■	Christopher Galvin joined the company as vice president, strategy & corporate development

■	Jeff Loehr joined the company as vice president, human resources

■	Robert Wheaton accepted the permanent position of vice president, worldwide sales

■	Mike Zellner was promoted to senior vice president, finance & administration and chief financial officer and secretary

To see complete biographies of our Board of Directors and executive management team, please visit http://www.windriver.com/company/bios/index.html.

Financial Outlook

The following statements are forward-looking and actual results may differ materially. Please consult the safe-harbor statement at the end of this press release for a description of certain risk factors and Wind River’s SEC reports for a more comprehensive description of risks. In response to SEC Regulation Fair Disclosure (Reg FD), the Company plans to disseminate its business outlook, based on current expectations, in conjunction with its quarterly earnings releases and conference calls. Wind River does not plan to provide any further material guidance on analysts’ financial models beyond the information provided in its quarterly earnings release and conference call.

First Quarter Fiscal Year 2005 Outlook:

■	The company expects revenue for Q1 fiscal year 2005 to be between $49 million to $51 million.

■	The company expects a GAAP net loss per share for Q1 fiscal year 2005 to be between 5¢ and 7¢, with a basic share count of approximately 81 million to 82 million shares.

■	The company expects a Non-GAAP net loss per share for Q1 fiscal year 2005 to be between 3¢ and 5¢, with a basic share count of approximately 81 million to 82 million shares.

■	The company expects cash flow from operations, excluding restructuring activities, to be positive for Q1 fiscal year 2005.

Key Metrics to Measure Success:

■	Reported revenue plus net change in deferred revenue

■	Cash flow from operations

“I strongly believe in Wind River’s brand, our broad customer base, market share opportunity, technology and our highly motivated and extremely talented group of employees. This year, we will focus on expanding our leading market position through driving our subscription business, extending our support and product offerings around Linux and new product innovations,” concluded Klein.

Conference Call

Management will host a conference call at 5:30 a.m. Pacific Time on February 23, 2004 to discuss these results. You may listen to the conference call by calling +1.800.399.5927 in the U.S. and +1.706.643.3427 internationally. You may also listen in live via our webcast at www.windriver.com. A replay of the conference call will be available after 8:30 a.m. Pacific on February 23, 2004 until 11:59 p.m. Pacific on March 1, 2004. You may listen to the replay of the conference call by calling +1.800.642.1687 in the U.S. and +1.706.645.9291 internationally and enter the conference i.d. 5482409.

Wind River Reports Q4 FY04 Revenues of $55.6 million

About Wind River

Wind River is the global leader in device software optimization (DSO). Wind River enables companies to develop and run software faster, better, less expensively and more reliably. Wind River Platforms tightly integrate a rich set of market-leading operating systems, development tools and middleware with services to provide a complete foundation that meets the specific requirements of a vertical market. Wind River’s products and professional services are used in multiple markets including aerospace and defense, automotive, digital consumer, industrial, and network infrastructure. Companies from around the world turn to Wind River to create the most reliable products and to accelerate their time-to-market.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call Wind River at 1-866-296-5361.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and VxWorks and WIND RIVER are registered trademarks of Wind River Systems, Inc. Linux is a trademark of Linus Torvalds. Third party marks and brands are the property of their respective holders.

This press release contains forward-looking statements, including those relating to expected revenue, earnings per share, and share count for the fiscal quarter ending April 30, 2004, that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to the continuing weakness in the economy generally, Wind River’s ability to align its costs with decreased revenue levels, the impact of competitive products and pricing, the success of the Company’s implementation of its subscription business model and the rate of its adoption, potential slow down in customer sales, the impact of charges for restructuring and other costs and other risk factors detailed in the Wind River’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, its Quarterly Reports on Form-10-Q and other periodic filings with the Securities and Exchange Commission. Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Wind River Reports Q4 FY04 Revenues of $55.6 million

Wind River Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended January 31,		Year ended January 31,
	2004	2003	2004	2003
Revenues, net:
Product	$33,268	$39,246	$116,784	$161,297
Subscription	6,846	1,308	19,125	2,602
Service	15,463	20,345	68,210	85,222

Total revenues	55,577	60,899	204,119	249,121

Cost of revenues:
Product	1,599	4,342	9,642	18,451
Subscription	1,795	263	5,333	410
Service	8,324	11,046	36,146	50,499

Total cost of revenues	11,718	15,651	51,121	69,360

Gross profit	43,859	45,248	152,998	179,761

Operating expenses:
Selling and marketing	19,760	26,157	84,815	120,150
Product development and engineering	14,602	17,522	56,824	73,985
General and administrative	6,064	6,956	26,155	33,386
Amortization of purchased intangibles	1,487	3,682	6,527	10,459
Restructuring and other costs	414	18,745	3,401	36,410
Acquisition-related and other	(367)	(406)	(367)	(406)
Impairment of purchased intangibles	—	4,253	1,400	4,253

Total operating expenses	41,960	76,909	178,755	278,237

Income (loss) from operations	1,899	(31,661)	(25,757)	(98,476)

Other income (expense), net	31	(4,636)	2,614	(6,381)

Income (loss) before provision for income taxes	1,930	(36,297)	(23,143)	(104,857)
Provision for income taxes	489	1,232	2,400	2,007

Net income (loss)	$1,441	$(37,529)	$(25,543)	$(106,864)

Net income (loss) per share:
Basic and diluted	$0.02	$(0.47)	$(0.32)	$(1.35)
Shares used in per share calculation:
Basic	80,449	79,240	80,056	79,035
Diluted	81,662	79,240	80,056	79,035

Reconciliation to Non-GAAP Net Income (Loss) :
Net income (loss)	$1,441	$(37,529)	$(25,543)	$(106,864)
Amortization and impairment of purchased intangibles	1,487	7,935	7,927	14,712
Restructuring and other costs	414	18,745	3,401	32,682
Acquisition-related costs	(367)	(406)	(367)	(406)
Settlement of swap liability	—	3,942	—	3,942
Litigation costs	350	—	350	3,728
(Gains) and losses on investments and technology	(418)	1,113	(1,034)	5,780
Stock compensation	744	—	1,384	—
Benefit from income taxes	—	3,045	—	18,220

Non-GAAP net income (loss)	$3,651	$(3,155)	$(13,882)	$(28,206)

Non-GAAP net income (loss) per share:
Basic	$0.05	$(0.04)	$(0.17)	$(0.36)
Diluted	$0.04	$(0.04)	$(0.17)	$(0.36)
Shares used in per share calculation:
Basic	80,449	79,240	80,056	79,035
Diluted	81,662	79,240	80,056	79,035

Wind River Reports Q4 FY04 Revenues of $55.6 million

Wind River Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	January 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$32,254	$31,938
Short-term investments	19,580	31,110
Accounts receivable, net	43,153	42,129
Prepaid and other current assets	10,301	11,763

Total current assets	105,288	116,940

Investments	162,661	161,575
Property and equipment, net	92,388	45,618
Intangibles, net	86,612	94,376
Other assets	9,392	11,645
Restricted cash	46,332	60,300

Total assets	$502,673	$490,454

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,744	$2,063
Accrued liabilities	15,656	19,230
Accrued restructuring costs	2,851	18,717
Accrued compensation	16,533	15,264
Income taxes payable	2,559	4,392
Deferred revenues	39,128	28,863

Total current liabilities	79,471	88,529

Convertible subordinated debt	150,000	150,000
Other long-term debt	40,000	—

Total liabilities	269,471	238,529

Stockholders’ equity:
Common stock	83	82
Additional paid-in capital	753,297	747,642
Loan to stockholder	(747)	(2,006)
Treasury stock, at cost	(32,860)	(34,185)
Accumulated other comprehensive income (loss)	(468)	644
Accumulated deficit	(486,103)	(460,252)

Total stockholders’ equity	233,202	251,925

Total liabilities and stockholders’ equity	$502,673	$490,454

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